Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

21ST CENTURY FOX REPORTS FULL YEAR INCOME FROM CONTINUING

OPERATIONS ATTRIBUTABLE TO STOCKHOLDERS OF $2.76 BILLION AND

TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND

AMORTIZATION OF $6.60 BILLION ON TOTAL REVENUE OF $27.33 BILLION

Full Year Highlights

•

Company completed the expansion of its partnership with the National Geographic Society whereby the Company combined its National Geographic worldwide channels with National Geographic’s other media and consumer-oriented assets.

•

Star India expanded its reach in India through the acquisition of the broadcast business of MAA Television Network, and through the further penetration of hotstar, its over-the-top mobile application, which has more than 72 million downloads to date.

•	Fox News Channel was the highest rated basic cable channel over the last twelve months and achieved its highest level of total day viewership in the network’s history.

•	The Fox Networks Group garnered 144 Emmy nominations, achieving 103 primetime nominations and 41 sports nominations.

•	Twentieth Century Fox Film set an all-time industry record with the theatrical performance of Deadpool; the top grossing R-rated movie ever.

•	Twentieth Century Fox Television produced three of the season’s top four broadcast series, including Empire, The X-Files and Modern Family.

•

Company expanded the digital distribution of its domestic television brands through emerging over-the-top products, including the launch on Sling TV, expanded distribution on PlayStation Vue, the announcement of its participation in the soon to be launched Hulu over-the-top pay television service and the launch of live streaming of FOX primetime entertainment programming on a national basis on FOX NOW.

•	Company welcomes Time Warner’s investment and participation in Hulu, which underscores all that Hulu has achieved over the last ten years.

•

Company returned $5.5 billion in capital to shareholders including $586 million in dividends and $4.9 billion in share repurchases and reduced full year diluted weighted average common stock outstanding by 9%.

•	Company today announces a $0.06 increase to the annual dividend and an incremental $3 billion buyback authorization.

NEW YORK, NY, August 3, 2016 – Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months and full year ended June 30, 2016.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

Commenting on the results, Executive Chairmen Rupert and Lachlan Murdoch said:

“We delivered full-year revenue and earnings growth on the strength of gains in affiliate and advertising revenues despite considerable foreign exchange headwinds and difficult film comparisons. The value created by our multi-year investment in our content production and our global video brands is clear. Our brands are an indispensable part of any consumer offering, whether from a traditional distributor or a new entrant like Hulu’s upcoming live and on-demand service, which will benefit greatly from Time Warner’s investment and participation. The work we did this year bolsters our strong position in a world of growing demand and access to the premium content that consistently sets us apart.”

Full Year Company Results

The Company reported annual income from continuing operations attributable to stockholders of $2.76 billion ($1.42 per share), compared with $8.37 billion ($3.93 per share) in the prior year. Excluding the net income effects of Other, net, including the gain on the Company’s sale of the Direct Broadcast Satellite Television (“DBS”) businesses, Sky Italia and Sky Deutschland AG, to Sky plc (“Sky”) in the prior year, gains and other adjustments related to Sky and Endemol Shine Group included in Equity results and tax provision effects, adjusted annual earnings per share from continuing operations attributable to stockholders1 was $1.73 compared to the adjusted year-ago result of $1.72.

The Company reported annual revenues of $27.33 billion, an increase of $374 million, or 1%, from the $26.95 billion of adjusted revenues2 reported in the prior year. This revenue growth reflects higher affiliate and advertising revenues at both the Cable Network Programming and Television segments partially offset by lower home entertainment and theatrical revenues at the Filmed Entertainment segment. The adverse impact of foreign exchange rates impacted annual adjusted revenue growth by $727 million, or 3% in total.

The Company reported annual total segment operating income before depreciation and amortization (“OIBDA”)3 of $6.60 billion, which was $109 million, or 2%, higher than the adjusted OIBDA4 reported in the prior year. The OIBDA growth was driven by higher contributions from the Company’s Cable Network Programming and Television segments partially offset by expected lower contributions from the Filmed Entertainment segment. The adverse impact of foreign exchange rates impacted annual adjusted OIBDA growth by $381 million, or 6% in total.

Fourth Quarter Company Results

The Company reported quarterly income from continuing operations attributable to stockholders of $567 million ($0.30 per share), as compared to $116 million ($0.06 per share) reported in the corresponding period of the prior year. Excluding the net income effects of Other, net and adjustments to Equity losses of affiliates, including adjustments related to Sky and Endemol Shine Group and tax provision effects, fourth quarter adjusted earnings per share was $0.45 versus adjusted earnings per share of $0.39 in the same quarter of the prior year. Current quarter adjusted earnings per share includes a tax benefit of $0.07 per share from the receipt of a favorable tax ruling.

[1]

See page 17 for a reconciliation of reported income and earnings per share from continuing operations attributable to stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to stockholders, which may be considered non-GAAP financial measures.

[2]	Prior year adjusted revenues of $26.95 billion exclude $2.04 billion of revenues related to the DBS businesses which were sold to Sky in November 2014.
[3]

Total segment operating income before depreciation and amortization (“OIBDA”) may be considered a non-GAAP financial measure. See page 14 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from total segment OIBDA to income from continuing operations attributable to stockholders.

[4]	Prior year adjusted OIBDA of $6.49 billion excludes $234 million of OIBDA related to the DBS businesses.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

The Company reported quarterly revenues of $6.65 billion, a $441 million, or 7%, increase from the $6.21 billion of revenues reported in the prior year quarter. This increase primarily reflects higher affiliate and advertising revenues generated at our Cable Network Programming and Television segments and higher content revenues generated at the Filmed Entertainment segment. The adverse impact of foreign exchange rates impacted quarterly revenue growth by $116 million, or 2% in total.

Quarterly total segment OIBDA of $1.45 billion declined by $93 million from the $1.54 billion reported in the prior year quarter. This decrease was due to expected lower contributions from the Filmed Entertainment segment partially offset by higher contributions at the Television segment. The adverse impact of foreign exchange rates impacted quarterly OIBDA growth by $53 million, or 3% in total.

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	US $ Millions
Revenues:
Cable Network Programming	$3,921	$3,568	$15,029	$13,773
Television	1,041	987	5,105	4,895
Filmed Entertainment	2,038	1,907	8,505	9,525
Direct Broadcast Satellite Television(a)	—	—	—	2,112
Other, Corporate and Eliminations	(354)	(257)	(1,313)	(1,318)

Total revenues	$6,646	$6,205	$27,326	$28,987

Less: DBS businesses, net of intercompany eliminations	—	—	—	(2,035)

Adjusted Total Revenues	$6,646	$6,205	$27,326	$26,952

Segment OIBDA:
Cable Network Programming	$1,214	$1,218	$5,145	$4,648
Television	144	113	744	718
Filmed Entertainment	164	269	1,085	1,445
Direct Broadcast Satellite Television(a)	—	—	—	234
Other, Corporate and Eliminations	(71)	(56)	(377)	(323)

Total Segment OIBDA(b)	$1,451	$1,544	$6,597	$6,722

Less: DBS businesses	—	—	—	(234)

Adjusted Total Segment OIBDA	$1,451	$1,544	$6,597	$6,488

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

(a)	The DBS businesses were sold to Sky in November 2014.
(b)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 14 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from total segment OIBDA to income from continuing operations attributable to stockholders.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

CABLE NETWORK PROGRAMMING

Full Year Segment Results

Cable Network Programming annual segment OIBDA increased 11% to $5.15 billion, driven by a 9% revenue increase led by continued growth in both affiliate and advertising revenues as well as the inclusion of revenues from the National Geographic non-channels businesses, which were acquired from the National Geographic Society in November 2015. The revenue improvement was partially offset by an 8% increase in expenses, representing higher domestic sports programming costs driven by higher professional team rights costs at the regional sports networks (“RSNs”) and increased UFC and Major League Baseball rights costs at Fox Sports 1 (“FS1”), higher political coverage costs at Fox News and higher international soccer rights costs at Fox Networks Group International (“FNG International”) as well as the inclusion of expenses from the National Geographic non-channels businesses. The segment OIBDA growth was adversely impacted by 5% from foreign exchange fluctuations, primarily in Latin America and Europe.

Domestic affiliate revenue increased 8% reflecting increased contributions from FS1 and sustained growth at FX Networks, Fox News Channel, the RSNs and National Geographic Channels. Domestic advertising revenue grew 9% over the prior year period led by double-digit growth at Fox News Channel and FS1 and continued growth at the RSNs. Domestic OIBDA contributions increased 10% over the prior year led by higher contributions from FS1, Fox News and FX Networks.

International affiliate revenue increased 3% driven by strong local currency growth at STAR India and the FNG International channels, partially offset by a 12% adverse impact from the strengthened U.S. dollar. International advertising revenue increased 3% as strong local currency growth at the STAR India and FNG International entertainment channels was partially offset by a 10% adverse impact from the strengthened U.S. dollar. Annual OIBDA at the international cable channels increased 11% reflecting strong growth at STAR India due to both higher affiliate and advertising revenues and lower rights costs at the sports channels due to the absence of the prior year broadcast of the ICC Cricket World Cup partially offset by lower contributions from the FNG International sports channels due to higher soccer rights costs.

Fourth Quarter Segment Results

Cable Network Programming quarterly segment OIBDA contribution of $1.21 billion was consistent with the amount reported in the corresponding period of the prior year as a 10% revenue increase on higher affiliate, advertising and content revenues was offset by a 15% increase in expenses. The increase in expenses was primarily due to higher sports programming costs driven by soccer rights costs at FNG International and Major League Baseball and streaming rights costs at the RSNs, higher entertainment programming costs at FNG International, higher marketing and digital costs at STAR India and higher political coverage costs at Fox News. The Cable Network Programming segment fourth quarter results also included revenue of $71 million and costs of $98 million related to the inclusion of results from the recently acquired National Geographic non-channels businesses. Foreign exchange fluctuations, primarily in Latin America and India, adversely impacted segment OIBDA growth by 3%.

Domestic affiliate revenue increased 6% reflecting continued pricing increases led by FX Networks, FS1 and Fox News Channel. Domestic advertising revenue grew 13% over the prior year period reflecting higher ratings and pricing at Fox News and FS1 as well as the impact from the consolidation of the National Geographic non-channels businesses. Domestic OIBDA contributions increased 7% over the prior year led by higher contributions from FS1, FX Networks and Fox News partially offset by the inclusion of losses from the National Geographic non-channels businesses.

International affiliate revenue increased 9% driven by strong local currency growth at the STAR India and FNG International entertainment channels partially offset by a negative 10% impact from the strengthened U.S. dollar. International advertising revenue decreased 6% as local currency growth at the STAR India and FNG International channels was more than offset by a negative 7% impact from the strengthened U.S. dollar. Quarterly OIBDA at the international cable channels decreased 25% from the prior year quarter reflecting higher costs led by higher soccer costs at FNG International and higher marketing and digital costs at STAR India and the negative impact of foreign exchange, partially offset by the local currency revenue gains.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

TELEVISION

Full Year Segment Results

Television segment generated annual OIBDA of $744 million, a $26 million, or 4%, increase over the $718 million reported in the prior year. Annual segment revenues were 4% higher than the prior year due to double digit retransmission consent revenue growth and higher sports and entertainment advertising revenues at the FOX Broadcast Network, partially offset by lower political revenues at the TV stations. The increase in segment OIBDA was driven by the higher revenues partially offset by higher contractual sports programming costs at the FOX Broadcast Network.

Fourth Quarter Segment Results

Television generated quarterly segment OIBDA of $144 million, a 27% increase over the $113 million reported in the prior year quarter. Quarterly segment revenues were 5% higher than the prior year quarter as higher retransmission consent revenues and a 9% increase in FOX Broadcast Network entertainment advertising revenues were partially offset by lower sports advertising revenues reflecting the absence of the prior year broadcast of the FIFA Women’s World Cup. The increase in segment OIBDA was driven by the higher revenues partially offset by higher entertainment programming and marketing costs at the FOX Broadcast Network.

FILMED ENTERTAINMENT

Full Year Segment Results

Full year Filmed Entertainment segment OIBDA of $1.09 billion decreased $360 million, or 25%, from the prior year reflecting lower contributions at both the film and television studios. The film studio’s decline was attributable to difficult theatrical and home entertainment revenue comparisons to the prior year slate which included Dawn of the Planet of the Apes, The Fault In Our Stars, Taken 3, Gone Girl, Kingsman: The Secret Service and The Maze Runner compared to The Martian and Deadpool in the current year. The television studio’s contributions decreased due to lower network revenues from non-returning series in the current year including Glee and Sons of Anarchy and lower syndication revenues for How I Met Your Mother. Segment OIBDA growth was also adversely impacted by 11% from foreign exchange rate fluctuations.

Fourth Quarter Segment Results

Filmed Entertainment generated quarterly segment OIBDA of $164 million, a decrease of $105 million from the $269 million reported in the same period a year-ago. The OIBDA decrease was driven primarily by higher theatrical releasing costs incurred in the current quarter to support the summer theatrical film release slate which included X-Men: Apocalypse, Independence Day: Resurgence, Mike and Dave Need Wedding Dates and Ice Age: Collision Course partially offset by higher profits from animated television series led by Family Guy and American Dad and higher profits from Homeland. Quarterly segment revenues increased $131 million to $2.04 billion, primarily reflecting higher television production revenues and higher theatrical revenues partially offset by negative foreign exchange rate fluctuations that adversely impacted segment OIBDA growth by 4%.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

The Company’s share of equity (losses) earnings of affiliates is as follows:

		Three Months Ended June 30,		Twelve Months Ended June 30,
	% Owned	2016	2015	2016	2015
		US $ Millions
Sky	39%(1)	$78	$(6)	$383	$1,139
Other equity affiliates	Various(2)	(150)	(49)	(417)	(235)

Total equity (losses) earnings of affiliates		$(72)	$(55)	$(34)	$904

(1)	Please refer to Sky’s earnings releases for detailed information.
(2)	Primarily comprised of Endemol Shine Group, Hulu and STAR equity affiliates

Full Year Results

Annual equity losses of affiliates were $34 million as compared to $904 million of equity earnings of affiliates in the prior year. The $938 million decrease primarily reflects the absence of the Company’s share of Sky’s prior year gains on the sales of its ownership stakes in National Geographic Channels International, Sky Betting & Gaming (“Sky Bet”) and its shares in ITV, increased losses from Endemol Shine Group primarily reflecting a loss on the deconsolidation of a subsidiary and higher losses at Hulu.

Fourth Quarter Results

Quarterly equity losses of affiliates were $72 million as compared to $55 million in the same period a year-ago. This $17 million increase in losses is primarily due to higher losses from Endemol Shine Group primarily reflecting the loss on the deconsolidation of a subsidiary and higher losses at Hulu partially offset by higher contributions from Sky reflecting higher revenues.

OTHER ITEMS

Share repurchases

During the quarter, the Company repurchased 34 million shares of Class A Common Stock for $974 million bringing the total fiscal year repurchase to 172 million shares of Class A Common Stock for $4.98 billion. As a result of the stock repurchase program, full year diluted weighted average common stock outstanding of 1.95 billion declined 9% from the 2.13 billion in the prior year.

Last year, on August 4, 2015, the Company announced that its Board of Directors authorized the repurchase of $5 billion of Class A Common Stock, excluding commissions, which replaced the remaining authorized amount under the stock repurchase program. As of today, the Company has completed repurchasing approximately 90% of this stock repurchase authorization, reflected in the retirement of 160 million shares of Class A Common Stock over the past twelve months.

On August 3, 2016, the Board of Directors authorized the repurchase of an additional $3 billion of Class A Common Stock, excluding commissions. The Company does not have a timeframe over which the buyback authorization is expected to be completed. The authorization may be modified, extended, suspended or discontinued at any time.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

Dividends

The Company announced a $0.06 increase to its annualized dividend, declaring a semi-annual dividend of $0.18 per Class A and Class B share, resulting in a prospective annual dividend of $0.36 per share. This dividend is payable on October 19, 2016 with a record date for determining dividend entitlements of September 14, 2016.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the full year and fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Mike Petrie, Investor Relations 212-852-7130	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	US $ Millions, except per share amounts
Revenues	$6,646	$6,205	$27,326	$28,987
Operating expenses	(4,227)	(3,786)	(17,129)	(18,561)
Selling, general and administrative	(990)	(894)	(3,675)	(3,784)
Depreciation and amortization	(139)	(135)	(530)	(736)
Equity (losses) earnings of affiliates	(72)	(55)	(34)	904
Interest expense, net	(296)	(291)	(1,184)	(1,198)
Interest income	10	8	38	39
Other, net	(386)	(812)	(658)	4,196

Income from continuing operations before income tax benefit (expense)	546	240	4,154	9,847
Income tax benefit (expense)	60	(93)	(1,130)	(1,243)

Income from continuing operations	606	147	3,024	8,604
Loss from discontinued operations, net of tax	—	(29)	(8)	(67)

Net income	606	118	3,016	8,537

Less: Net income attributable to noncontrolling interests	(39)	(31)	(261)	(231)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$567	$87	$2,755	$8,306

Weighted average shares:	1,893	2,060	1,945	2,130
Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.30	$0.06	$1.42	$3.93
Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.30	$0.04	$1.42	$3.90

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

CONSOLIDATED BALANCE SHEETS

	June 30, 2016	June 30, 2015
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$4,424	$8,428
Receivables, net	6,258	5,912
Inventories, net	3,291	2,749
Other	976	259

Total current assets	14,949	17,348

Non-current assets:
Receivables, net	389	394
Investments	3,863	4,529
Inventories, net	7,041	6,411
Property, plant and equipment, net	1,692	1,722
Intangible assets, net	6,777	6,320
Goodwill	12,733	12,513
Other non-current assets	921	802

Total assets	$48,365	$50,039

Liabilities and Equity:
Current liabilities:
Borrowings	$427	$244
Accounts payable, accrued expenses and other current liabilities	3,181	3,717
Participations, residuals and royalties payable	1,672	1,632
Program rights payable	1,283	1,001
Deferred revenue	505	448

Total current liabilities	7,068	7,042

Non-current liabilities:
Borrowings	19,298	18,795
Other liabilities	3,678	3,105
Deferred income taxes	2,888	2,290
Redeemable noncontrolling interests	552	621
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	11	12
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	12,211	13,427
Retained earnings	3,575	5,343
Accumulated other comprehensive loss	(2,144)	(1,570)

Total Twenty-First Century Fox, Inc. stockholders’ equity	13,661	17,220
Noncontrolling interests	1,220	966

Total equity	14,881	18,186

Total liabilities and equity	$48,365	$50,039

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2016	2015
	US $ Millions
Operating activities:
Net income	$3,016	$8,537
Less: Loss from discontinued operations, net of tax	(8)	(67)

Income from continuing operations	3,024	8,604
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	530	736
Amortization of cable distribution investments	75	80
Equity-based compensation	196	83
Equity losses (earnings) of affiliates	34	(904)
Cash distributions received from affiliates	351	352
Other, net	658	(4,196)
CLT20 contract termination costs	(420)	—
Deferred income taxes and other taxes	466	171
Change in operating assets and liabilities, net of acquisitions and dispositions:
Receivables and other assets	(1,060)	(261)
Inventories net of program rights payable	(806)	(825)
Accounts payable and other liabilities	—	(223)

Net cash provided by operating activities from continuing operations	3,048	3,617

Investing activities:
Property, plant and equipment	(263)	(424)
Acquisitions, net of cash acquired	(916)	(142)
Investments in equity affiliates	(182)	(1,249)
Other investments	(277)	(76)
Proceeds from dispositions, net	—	8,627

Net cash (used in) provided by investing activities from continuing operations	(1,638)	6,736

Financing activities:
Borrowings	1,360	3,161
Repayment of borrowings	(687)	(2,845)
Excess tax benefit from equity-based compensation	12	51
Repurchase of shares	(4,904)	(5,939)
Dividends paid and distributions	(821)	(878)
Purchase of subsidiary shares from noncontrolling interests	(290)	(652)

Net cash used in financing activities from continuing operations	(5,330)	(7,102)

Net decrease in cash and cash equivalents from discontinued operations	(20)	(49)
Net (decrease) increase in cash and cash equivalents	(3,940)	3,202
Cash and cash equivalents, beginning of year	8,428	5,415
Exchange movement on cash balances	(64)	(189)

Cash and cash equivalents, end of year	$4,424	$8,428

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

SEGMENT INFORMATION

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	US $ Millions
Revenues:
Cable Network Programming	$3,921	$3,568	$15,029	$13,773
Television	1,041	987	5,105	4,895
Filmed Entertainment	2,038	1,907	8,505	9,525
Direct Broadcast Satellite Television(a)	—	—	—	2,112
Other, Corporate and Eliminations	(354)	(257)	(1,313)	(1,318)

Total revenues	$6,646	$6,205	$27,326	$28,987

Less: DBS businesses, net of intercompany eliminations	—	—	—	(2,035)

Adjusted Total Revenues	$6,646	$6,205	$27,326	$26,952

Segment OIBDA:
Cable Network Programming	$1,214	$1,218	$5,145	$4,648
Television	144	113	744	718
Filmed Entertainment	164	269	1,085	1,445
Direct Broadcast Satellite Television(a)	—	—	—	234
Other, Corporate and Eliminations	(71)	(56)	(377)	(323)

Total Segment OIBDA	$1,451	$1,544	$6,597	$6,722

Less: DBS businesses	—	—	—	(234)

Adjusted Total Segment OIBDA	$1,451	$1,544	$6,597	$6,488

Depreciation and amortization:
Cable Network Programming	$82	$75	$311	$294
Television	30	31	118	115
Filmed Entertainment	22	23	82	107
Direct Broadcast Satellite Television(a)	—	—	—	202
Other, Corporate and Eliminations	5	6	19	18

Total depreciation and amortization(b)	$139	$135	$530	$736

Less: DBS businesses	—	—	—	(202)

Adjusted total depreciation and amortization	$139	$135	$530	$534

(a)	The DBS businesses were sold to Sky in November 2014.
(b)

The three months ended June 30, 2016 and 2015 include the amortization of definite lived intangible assets of $65 million and $60 million, respectively. The twelve months ended June 30, 2016 and 2015 include the amortization of definite lived intangible assets of $247 million and $303 million, respectively. These amounts principally reflect purchase price amortization related to acquisitions.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

CONSOLIDATED REVENUES BY COMPONENT

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	US $ Millions
Affiliate fees	$2,900	$2,701	$11,221	$10,353
Subscription	—	—	—	1,964
Advertising	1,709	1,665	7,659	7,609
Content	1,903	1,739	7,949	8,677
Other	134	100	497	384

Total revenues	$6,646	$6,205	$27,326	$28,987

CONSOLIDATED ADJUSTED REVENUES BY COMPONENT (EXCLUDING DBS BUSINESSES, NET OF ELIMINATIONS)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	US $ Millions
Affiliate fees	$2,900	$2,701	$11,221	$10,396
Advertising	1,709	1,665	7,659	7,503
Content	1,903	1,739	7,949	8,700
Other	134	100	497	353

Total Adjusted Revenues	$6,646	$6,205	$27,326	$26,952

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Discontinued operations, Equity (losses) earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax benefit (expense) and Net income attributable to noncontrolling interests.

The following table reconciles revenues to total segment OIBDA and from total segment OIBDA to Income from continuing operations attributable to stockholders:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	US $ Millions
Revenues	$6,646	$6,205	$27,326	$28,987
Operating expenses	(4,227)	(3,786)	(17,129)	(18,561)
Selling, general and administrative	(990)	(894)	(3,675)	(3,784)
Add: Amortization of cable distribution investments	22	19	75	80

Total Segment OIBDA	1,451	1,544	6,597	6,722
Amortization of cable distribution investments	(22)	(19)	(75)	(80)
Depreciation and amortization	(139)	(135)	(530)	(736)
Equity (losses) earnings of affiliates	(72)	(55)	(34)	904
Interest expense, net	(296)	(291)	(1,184)	(1,198)
Interest income	10	8	38	39
Other, net	(386)	(812)	(658)	4,196

Income from continuing operations before income tax benefit (expense)	546	240	4,154	9,847
Income tax benefit (expense)	60	(93)	(1,130)	(1,243)

Income from continuing operations	606	147	3,024	8,604
Less: Net income attributable to noncontrolling interests	(39)	(31)	(261)	(231)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$567	$116	$2,763	$8,373

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

	Three Months Ended June 30, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,921	$(2,729)	$22	$1,214
Television	1,041	(897)	—	144
Filmed Entertainment	2,038	(1,874)	—	164
Direct Broadcast Satellite Television	—	—	—	—
Other, Corporate and Eliminations	(354)	283	—	(71)

Consolidated Total	$6,646	$(5,217)	$22	$1,451

Less: DBS businesses, net of intercompany eliminations	—	—	—	—

Adjusted Consolidated Total	$6,646	$(5,217)	$22	$1,451

	Three Months Ended June 30, 2015
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,568	$(2,369)	$19	$1,218
Television	987	(874)	—	113
Filmed Entertainment	1,907	(1,638)	—	269
Direct Broadcast Satellite Television	—	—	—	—
Other, Corporate and Eliminations	(257)	201	—	(56)

Consolidated Total	$6,205	$(4,680)	$19	$1,544

Less: DBS businesses, net of intercompany eliminations	—	—	—	—

Adjusted Consolidated Total	$6,205	$(4,680)	$19	$1,544

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

	Twelve Months Ended June 30, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$15,029	$(9,959)	$75	$5,145
Television	5,105	(4,361)	—	744
Filmed Entertainment	8,505	(7,420)	—	1,085
Direct Broadcast Satellite Television	—	—	—	—
Other, Corporate and Eliminations	(1,313)	936	—	(377)

Consolidated Total	$27,326	$(20,804)	$75	$6,597

Less: DBS businesses, net of intercompany eliminations	—	—	—	—

Adjusted Consolidated Total	$27,326	$(20,804)	$75	$6,597

	Twelve Months Ended June 30, 2015
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$13,773	$(9,205)	$80	$4,648
Television	4,895	(4,177)	—	718
Filmed Entertainment	9,525	(8,080)	—	1,445
Direct Broadcast Satellite Television	2,112	(1,878)	—	234
Other, Corporate and Eliminations	(1,318)	995	—	(323)

Consolidated Total	$28,987	$(22,345)	$80	$6,722

Less: DBS businesses, net of intercompany eliminations	(2,035)	1,801	—	(234)

Adjusted Consolidated Total	$26,952	$(20,544)	$80	$6,488

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to stockholders excluding the net income effects of Equity affiliate adjustments and Other, net and tax provision effects (“adjusted income and diluted EPS from continuing operations attributable to stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported income and reported diluted EPS from continuing operations attributable to stockholders to adjusted income and diluted EPS from continuing operations attributable to stockholders for the three months and full year ended June 30, 2016 and 2015.

	Three Months Ended
	June 30, 2016		June 30, 2015
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$606		$147
Less: Net income attributable to noncontrolling interests	(39)		(31)

Income from continuing operations attributable to stockholders	$567	$0.30	$116	$0.06
Equity affiliate adjustments(a)	177	0.09	132	0.06
Other, net	386	0.20	812	0.39
Tax provision	(285)	(0.15)	(260)	(0.13)
Rounding	—	0.01	—	0.01

As adjusted	$845	$0.45	$800	$0.39

(a)

Equity losses of affiliates for the three months ended June 30, 2016 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s impairment and restructuring costs and loss on the deconsolidation of a subsidiary. Equity losses of affiliates for the three months ended June 30, 2015 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization and other costs related to its acquisition of the DBS businesses from the Company as well as restructuring costs and a USGAAP adjustment on the gain on the sale of Sky Bet and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation and other discrete costs.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2016

	Twelve Months Ended
	June 30, 2016		June 30, 2015
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$3,024		$8,604
Less: Net income attributable to noncontrolling interests	(261)		(231)

Income from continuing operations attributable to stockholders	$2,763	$1.42	$8,373	$3.93
Equity affiliate adjustments(a)	361	0.19	(530)	(0.25)
Other, net	658	0.34	(4,196)	(1.97)
Tax provision	(420)	(0.22)	21	0.01

As adjusted	$3,362	$1.73	$3,668	$1.72

(a)

Equity losses of affiliates for the twelve months ended June 30, 2016 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation, impairment and restructuring costs and loss on the deconsolidation of a subsidiary. Equity earnings of affiliates for the twelve months ended June 30, 2015 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s gain on the sale of its ownership stakes in National Geographic Channels International, Sky Bet and ITV, partially offset by purchase price amortization and other costs related to its acquisition of the DBS businesses from the Company and restructuring costs and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation and other discrete costs.